Exhibit 99.1

Steinhoff International Holdings NV to Acquire Mattress Firm Holding Corporation for $64.00 per Share

Stellenbosch — August 7, 2016 -Steinhoff (FRANKFURT: SNH) and Mattress Firm (NASDAQ: MFRM) today announced that they have entered into a definitive merger agreement under which Steinhoff will, subject to the successful consummation of a cash tender offer, acquire Mattress Firm for $64.00 per share in cash. This represents a total equity value of approximately $2.4 billion and an enterprise value for Mattress Firm of approximately $3.8 billion including net debt.

The investment in Mattress Firm will create the world’s largest multi-brand mattress retail distribution network and facilitate Steinhoff’s entry into the U.S. Similar to the European retail mattress market, where Steinhoff is a leader, the North American mattress industry has demonstrated long term stability and consistent growth. Mattress Firm represents an attractive investment proposition to Steinhoff through its national footprint and leadership in the U.S. mattress retail market.

The acquisition price is a premium of 115% to Mattress Firm’s closing price of $29.74 per share at the close of trading on August 5, 2016. The transaction has been unanimously approved by the board of directors of Mattress Firm and the management and supervisory boards of Steinhoff.

Markus Jooste, CEO of Steinhoff said: “The boards of Steinhoff and its management team are enthusiastic about the opportunities this transaction creates. This transaction will allow Steinhoff to not only enter the U.S. market with an industry leading partner and a national supply chain, but it will also expand Steinhoff’s global market reach in the core product category of mattresses. The Mattress Firm brand and speciality retail concept are a strong complement to the Steinhoff group retail brand portfolio in the many geographies where the group operates.

Steinhoff recognises the strength of Mattress Firm’s experienced and entrepreneurial management team and its proven track record of delivering growth, profitability and leadership in the U.S. retail mattress market. We look forward to welcoming Mattress Firm employees to be part of the one of the world’s leading multi-format retailers.”

Steve Stagner, Mattress Firm Executive Chairman said: “The Mattress Firm board believes that the transaction provides significant value to our stockholders through the premium to our share price and the immediate liquidity at closing, while giving Mattress Firm an ideal partner with a proven track record in the complete mattress supply chain including the retail and manufacture of mattresses. This expertise will complement our diverse selection of products provided by our valuable partners. Steinhoff’s management team shares our vision for the growth and expansion of Mattress Firm and, as such, we believe they are the right long-term partner for our customers, employees, suppliers and other stakeholders.”

Transaction Details

Under the terms of the merger agreement, an indirect, wholly owned subsidiary of Steinhoff will commence a cash tender offer to purchase up to all of the outstanding shares of Mattress Firm common stock for $64.00 per share in cash. The closing of the tender offer is subject to customary closing conditions, including regulatory clearances and a majority tender condition, following which all remaining stockholders of Mattress Firm will be cashed out, with a right to receive the offer price in a merger that will take place as soon as practicable thereafter. The transaction is expected to close by or around the end of the third calendar quarter.

Steinhoff intends to finance the acquisition through a combination of bank and bridge loans. The closing of the transaction is not subject to any financing condition.

Steinhoff will post a slide presentation of the transaction on its website: www.steinhoffinternational.com.

About Steinhoff

Steinhoff is an integrated retailer that manufactures, sources and retails furniture, household goods and general merchandise in Europe, Africa and Australasia. Steinhoff’s vertically integrated business model is based upon a strategy of sourcing and manufacturing products at low cost and distributing them to its value-conscious customer base through its extensive retail footprint.

Steinhoff’s integrated retail divisions comprise of:

•                  Household goods comprising furniture and homeware retail businesses;

•                  General Merchandise focusing on clothing and footwear, accessories and homeware; and

•                  Automotive dealerships in South Africa which provide vehicles, parts, insurance, accessories and servicing.

Steinhoff has a primary listing on the Frankfurt Stock Exchange and a secondary listing on the Johannesburg Stock Exchange and as at August 5, 2016 (the latest practicable date prior to publication of this Announcement) has a market capitalization of approximately €22 billion ($24 billion). Steinhoff reported revenue and operating profit for the nine-months ended March 31, 2016 of €9.9 billion ($11 billion) and €1.1 billion ($1.2 billion) respectively, and employs approximately 105,000 people.

For more information, please visit www.steinhoffinternational.com.

About Mattress Firm

With more than 3,500 company-operated and franchised stores across 48 states, Mattress Firm (NASDAQ: MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading bedding retailer with over $3.5 billion in pro forma sales in 2015. MFRM, through its brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of mattresses, bedding accessories and other related products from leading manufacturers, including Serta, Simmons, Tempur-Pedic, Sealy, Stearns & Foster, King Coil and Hampton & Rhodes. For more information, please visit Mattress Firm’s website at www.mattressfirm.com.

Advisors

Linklaters LLP acted as legal counsel to Steinhoff.

Mattress Firm’s exclusive financial advisor for the transaction was Barclays.

Ropes & Gray LLP acted as legal counsel to Mattress Firm.

Contact Information

Steinhoff

Mariza Nel, Director, Corporate Services (Investor Relations)

investors@steinhoffinternational.com Tel: +27 (0)21 8080 0711

Mattress Firm Investor Relations

Scott McKinney, Vice President of Investor Relations

ir@mattressfirm.com, Tel: +1 713-328-3417

Mattress Firm Media Contact

Erica Martinez, Jackson Spalding

emartinez@jacksonspalding.com, Tel: +1 214-269-4404

Forward Looking Statements

This press release contains forward-looking statements regarding Steinhoff and Mattress Firm, including, but not limited to, statements related to the anticipated consummation of the tender offer for Mattress Firm common stock and the timing and benefits thereof, and estimated future financial results, regulatory submissions and performance of Mattress Firm’s business in mattresses and related products and accessories, as well as other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Steinhoff’s ability to complete the transaction on the proposed terms and schedule, including risks and uncertainties related to the satisfaction of closing conditions; the possibility that competing offers will be made; risks associated with business combination transactions, such as the risk that the acquired business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including uncertainty of the expected future regulatory filings, financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if Steinhoff does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Steinhoff’s ordinary shares could decline; and those other risks detailed under the caption “Risk Factors” and elsewhere in Mattress Firm’s U.S. Securities and Exchange Commission (“SEC”) filings and reports, including in Mattress Firm’s Quarterly Reports on Form 10-Q for the quarter ended May 3, 2016 and Annual Report on Form 10-K for the year ended February 2, 2016, which are filed with the SEC, and in Steinhoff’s filings and reports filed with the Frankfurt Stock Exchange or the Johannesburg Stock Exchange and future filings and reports by either company. Neither Steinhoff nor Mattress Firm undertakes any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

Important Information

The tender offer described here, which has not yet commenced, will be made for the common stock, par value $0.01 per share, of Mattress Firm. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Mattress Firm securities. The solicitation and the offer to buy the Mattress Firm shares will be made only pursuant to a Tender Offer Statement on Schedule TO Steinhoff intends to file with the SEC. Upon commencement of the tender offer, Mattress Firm security holders and other investors should read carefully the Tender Offer Statement on Schedule TO, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 that Mattress Firm will file, and any amendments or supplements thereto, prior to making any decisions with respect to the tender offer because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Mattress Firm security holders and other investors will be able to obtain copies of these tender offer materials and any other documents when they are filed with the SEC, from the SEC’s website (http://www.sec.gov), without charge. Such materials filed by Steinhoff will also be available for free at Steinhoff’s website (http://www.steinhoffinternational.com) or Mattress Firm’s website (http://ir.mattressfirm.com/).